Filed Pursuant to Rule 433

Registration Statement No. 333-206177

November 13, 2017

PRICING TERM SHEET FOR THE 4.00% DEBENTURES, SERIES 2017 C

Issuer:	Consolidated Edison Company of New York, Inc.

Anticipated Ratings (Moody’s; S&P; Fitch)*:	A2 (Stable); A- (Stable); A- (Stable)

Issue of Securities:	4.00% Debentures, Series 2017 C due 2057

Principal Amount:	$350,000,000

Interest Rate:	4.00% per annum

Interest Payment Dates:	May 15 and November 15 commencing on May 15, 2018

Maturity Date:	November 15, 2057

Benchmark Treasury:	2.750% due August 15, 2047

Benchmark Treasury Price / Yield:	97-19+ / 2.870%

Spread to Benchmark Treasury:	+115 basis points

Yield to Maturity:	4.020%

Public Offering Price:	99.604% of the principal amount

Optional Redemption Provisions:	Make Whole call at any time prior to May 15, 2057 (the “par call date”) at Treasury Rate +20 basis points (calculated to the par call date) Callable on or after the par call date at par

Pricing Date:	November 13, 2017

Settlement Date:	November 16, 2017 (T+3)

CUSIP:	209111 FN8

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC KeyBanc Capital Markets Inc. MUFG Securities Americas Inc.

Co-Managers:	TD Securities (USA) LLC U.S. Bancorp Investments, Inc. Loop Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Mizuho Securities USA LLC toll-free at 1-866-271-7403.